TEXTRON	Exhibit 99.1
	Corporate Communications Department	NEWS Release

Investor Contact: Doug Wilburne – 401-457-3606 Bill Pitts – 401-457-2502	FOR IMMEDIATE RELEASE
Media Contact: Karen Gordon Quintal – 401-457-2362
Textron Resolves SEC and DOJ Investigations into Payments by Fluid and Power Unit

Providence, RI – August 23, 2007– Textron Inc. (NYSE: TXT) announced today that it has resolved investigations by the U.S. Securities and Exchange Commission (SEC) and U.S. Department of Justice (DOJ) relating to payments made by subsidiaries in its Fluid & Power business unit and voluntarily reported to the two agencies by Textron.

Most of the payments were “after sales service fees” paid to Iraq by Textron's fifth tier French subsidiaries in connection with the United Nations’ Oil for Food Program.  A number of small Fluid & Power payments unrelated to the Oil for Food Program were also investigated, reported to the agencies and resolved as part of the settlements.

Textron has consented to the entry of a civil injunction in an action brought by the SEC and has entered into a letter agreement with the DOJ in which the DOJ has agreed not to prosecute Textron or its subsidiaries or affiliates.  Both settlements call for remedial actions that are being implemented and that are consistent with Textron’s longstanding policy against improper payments.  In addition, Textron has agreed to pay a total of $4.6 million to the agencies in the form of disgorgement of profits, penalties and interest.  This amount was fully provided for in prior periods.

There are no criminal charges involved in the settlements and no Textron officers were involved.  Disciplinary action has been taken with respect to certain individuals involved in the matter, including in some cases, termination of employment.

Textron takes compliance matters very seriously. It is committed to conducting its business globally in compliance with all applicable laws and in a manner consistent with its Business Conduct Guidelines.  Textron is pleased that the DOJ commented favorably on Textron’s early discovery and reporting of these matters as well as its commitment to implementing enhanced compliance policies and procedures.

Textron Inc. is an $11 billion multi-industry company operating in 32 countries with approximately 40,000 employees.  The company leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft Company, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Fluid & Power, Textron Systems and Textron Financial Corporation.  More information is available at www.textron.com.

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